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                                                                      Exhibit 23




                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Brown-Forman Corporation on Form S-3, (File No. 33-52551) of our report which includes an explanatory paragraph for the company's adoption of changes in its methods of accounting for postretirement benefits other than pensions, postemployment benefits, and contributions, dated June 8, 1995, on our audits of the consolidated financial statements and financial statement schedules of Brown-Forman Corporation as of April 30, 1995, 1994, and 1993, and for the years ended April 30, 1995, 1994, and 1993, which report is included in this Annual Report on Form 10-K.



/s/ Coopers & Lybrand L.L.P.
Coopers & Lybrand L.L.P.
Louisville, Kentucky
July 17, 1995